SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Check the appropriate box:
[ ]   Preliminary Proxy Statement    [ ] Confidential, for Use of the Commission
[ ]   Definitive Proxy Statement         Only (as permitted by Rule 14a 6(e)(2))
[ ]   Definitive Additional Materials
[x]   Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                            ICN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                     SSP - Special Situations Partners, Inc.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     ---------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     (3) Filing Party:

     ---------------------------------------------------------------------------

     (4) Date Filed:

     ---------------------------------------------------------------------------

                                  PRESS RELEASE

         January 26 , 2001 -- SSP-Special Situations Partners, Inc. ("SSP") announced today that it has submitted a Stockholder Proposal to ICN Pharmaceuticals, Inc. ("ICN") in accordance with rules of the United States Securities and Exchange Commission for inclusion in ICN's proxy statement and on ICN's related proxy card to be submitted to ICN's 2001 annual meeting of shareholders (the "2001 Annual Meeting"), which ICN has indicated will be held not later than May 30, 2001.

SSP's Stockholder Proposal and Supporting Statement - a copy of which follows - calls for the Board of Directors of ICN to arrange for the prompt sale of the company to the highest bidder by means of an auction.





Enquiries:


Eric Knight, Managing Director
SSP-Special Situations Partners, Inc
Tel:    + 377 93106140
Fax:    + 377 93506232
Email:  eknight@imcn.mc




                             ----------------------


Securityholders are advised to read ICN's proxy statement as it will contain important information. Securityholders may obtain a free copy of such proxy statement (when available) from the website of the Securities and Exchange Commission (the "SEC") at www.sec.gov and should also be able to obtain copies from ICN. A free copy of any proxy soliciting materials filed by SSP with the SEC may also be obtained from the SEC's website and from SSP's website at www.ssp-specialsituationspartners.com.

SSP will be, and its executive officers and directors, Dr. Tito Tettamanti, the Chairman of SSP, and Eric Knight, the Managing Director of SSP, may be deemed to be, participants in any solicitation by SSP of proxies with respect to the 2001 Annual Meeting (including the stockholder proposal). SSP's sole direct or indirect interest in ICN is as a stockholder of the Company. As of January 26, 2001, SSP is the beneficial owner of 3,184,300 shares of common stock of ICN. Neither Dr. Tettamanti nor Mr. Knight have any direct or indirect interest in ICN apart from their relationships with SSP.

                      MAXIMIZE SHAREHOLDER VALUE RESOLUTION

"RESOLVED that the shareholders of ICN Pharmaceuticals, Inc. (ICN) instruct the Board of Directors of ICN to arrange for the prompt sale of ICN to the highest bidder by means of an auction."



                              SUPPORTING STATEMENT

We believe that ICN's shares have traded since mid 1998 at a significant discount to their intrinsic value - by perhaps as much as 50% - as measured both in comparative terms with respect to ICN's peers and on a sum of the parts basis.

The Board of Directors of ICN recognised this problem more than one year ago when it hired investment bankers to advise on strategic alternatives for restoring shareholder value, and thereafter announced a restructuring plan designed to "enhance shareholder value".

ICN reaffirmed this restructuring plan in October 2000 and committed publicly:

     o as soon as possible to distribute 100% of ICN's remaining interest in Ribapharm and ICN International to the ICN shareholders; and

     o to consider other strategic transactions, including a sale of all or part of the Company.


Simultaneously with the announcement, ICN entered into a binding agreement with SSP, whereby SSP agreed not to nominate any directors for election at ICN's 2000 Annual Meeting. Furthermore, "as a means for SSP and the stockholders of the Company to enforce the commitments of the Company", ICN agreed that

     o the 2001 and 2002 Annual Meetings be held no later than the end of May each year;

     o the size of the Board be reduced to nine directors, divided into three equal classes, and

     o the Company not impede or prevent any qualified person from soliciting proxies, making shareholder proposals or nominating directors at the 2001 and 2002 Meetings.


Despite repeated public statements by ICN that it remains committed to the restructuring plan, to date there has been no evidence of material progress on the implementation of the plan. In particular, ICN's shareholders have yet to see any evidence that ICN's debtholders have consented to the restructuring, that ICN has obtained the funds necessary to repay its senior debt, that ICN has obtained the requisite tax rulings or that stockholder meetings have been called to approve the distributions.

ICN's Board has had one year - if not more - to restore the share price to its previous levels. Given the absence - for whatever reason - of satisfactory progress on the restructuring plan, SSP believes that the Board must now focus on achieving maximum value for the shareholders by selling the Company promptly to the highest bidder. This was part of ICN's public commitment to its shareholders in October 2000 (see above).

We urge shareholders to deliver this message to their Board by voting FOR the "Maximize Shareholder Value" resolution.